As filed with the U.S. Securities and Exchange Commission on May 24, 2012

Registration No. 333-171476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTOROLA MOBILITY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2780868
(State of Incorporation)	(I.R.S. Employer Identification Number)

600 North US Highway 45

Libertyville, IL 60048

(847) 523-5000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Motorola Mobility Holdings, Inc. Legacy Incentive Plan

Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan

(Full Title of the Plan)

Kent Walker, Esq.

Donald S. Harrison, Esq.

Motorola Mobility Holdings, Inc.

c/o Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael J. Albano, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-171476) filed by Motorola Mobility Holdings, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission on December 30, 2010 (the “Registration Statement”) registering 68,000,000 shares of the Registrant’s common stock (the “Shares”), par value $0.01 per share, to be issued pursuant to the Motorola Mobility Holdings, Inc. Legacy Incentive Plan and the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan.

On August 15, 2011, the Registrant, Google Inc. (“Google”) and RB98 Inc. (“RB98”), a wholly-owned subsidiary of Google, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement contemplated that RB98 would be merged with and into the Registrant (the “Merger”) and that the Registrant would be the surviving company in the Merger. The Merger became effective on May 22, 2012 (the “Effective Date”) as a result of filing the Certificate of Merger with the Secretary of State of the State of Delaware.

Pursuant to the Merger Agreement, on the Effective Date each share of common stock of the Registrant issued and outstanding immediately prior to the Merger was cancelled (other than (a) shares owned by Google, RB98 or any wholly-owned subsidiary of Google or the Registrant, (b) shares held in the treasury of the Registrant, and (c) shares held by stockholders who properly exercised their appraisal rights under Delaware law) and converted into the right to receive $40.00 in cash, without interest and less any applicable withholding taxes. In connection with the Merger, the Registrant is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with the Registrant’s undertaking in Part II, Item 9(a)(3) of the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all of the Shares that remain unsold or otherwise unissued and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 24, 2012.

MOTOROLA MOBILITY HOLDINGS, INC.

By:	/s/ DENNIS WOODSIDE
Dennis Woodside
Chief Executive Officer, President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DENNIS WOODSIDE	Chief Executive Officer, President and Secretary (Principal Executive Officer)	May 24, 2012
Dennis Woodside

/s/ VANESSA WITTMAN	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 24, 2012
Vanessa Wittman

/s/ DONALD S. HARRISON	Assistant Secretary and Director	May 24, 2012
Donald S. Harrison

/s/ PATRICK PICHETTE	Director	May 24, 2012
Patrick Pichette

/s/ KENT WALKER	Assistant Secretary and Director	May 24, 2012
Kent Walker